Press Release For immediate release
Invesco Reports Results for Three Months Ended March 31, 2008 Investor Relations Contact: Aaron Uhde 404-479-2956 Media Relations Contact: Doug Kidd 404-479-2922

Atlanta, April 24 , 2008 – Invesco (NYSE: IVZ) reported net income of $155.2 million for the quarter ended March 31, 2008, as compared to $175.9 million in the quarter ended December 31, 2007 and $155.2 million in the quarter ended March 31, 2007. Diluted earnings per share were $0.39 for the first quarter (fourth quarter 2007: $0.43; first quarter 2007: $0.38). Operating income was $228.1 million for the first quarter (fourth quarter 2007: $243.7 million; first quarter 2007: $232.1 million).

Invesco also announced a first quarter 2008 dividend of $0.10 per share and a new share repurchase program of up to $1.5 billion.

“Work over the last two years to transform Invesco into an integrated worldwide investment manager with distinctive investment capabilities supported by a global operating platform continues to strengthen our competitive position,” said Invesco President and CEO Martin L. Flanagan. “While the market environment remains volatile, confidence in our company’s ability to build long-term financial security for our clients and value for our shareholders is reflected in today’s decision by our Board to authorize a share repurchase program of up to $1.5 billion.”

	Q108	Q407	Q107
Operatin g revenues	$ 910. 4 m	$ 1,023.1 m	$ 900.2 m
Net revenues (1)	$ 684. 2 m	$ 766.7 m	$ 674.9 m
Net operating margin (2)	35. 9%	34.4%	35.2%
Net income	$155.2m	$175.9m	$155.2m
Diluted EPS	$ 0. 39	$ 0.43	$ 0.38
Average assets under management (in billions)	$476.6	$509.9	$466.9

(1) Net revenues are operating revenues less third-party distribution, service and advisory expenses plus our proportional share of the net revenues of our joint venture investments. See page 6 for the reconciliation of operating revenues to net revenues.

(2) Net operating margin is net operating income divided by net revenues. See page 6 for the reconciliation of operating income to net operating income.

Assets Under Management

Assets under management (AUM) at March 31, 2008 were $470.3 billion (December 31, 2007: $500.1 billion; March 31, 2007: $471.2 billion). Average AUM during the first quarter of 2008 were $476.6 billion, compared to $509.9 billion for the fourth quarter of 2007. The decline in average AUM was largely driven by the downturn in global equity markets during the first quarter of 2008. Average AUM during the first quarter of 2007 were $466.9 billion.

Total net in flows were $1.2 billion for the first quarter of 2008, as compared to total net outflows of $1.5 billion for the fourth quarter of 2007. The net inflows of $1.2 billion comprised $9.6 billion in net inflows from money market funds (fourth quarter 2007: net inflows of $3.5 billion) offset by long-term net outflows of $8.4 billion (fourth quarter 2007: net outflows of $5.0 billion). Further analysis of AUM is included in the supplemental schedules to this release.

Earnings Summary

Operating revenues decreased 11.0% to $910.4 million in the first quarter from $1,023.1 million in the fourth quarter of 2007. Operating revenues increased 1.1% from $900.2 million in the first quarter of 2007. Operating revenues include performance fees of $11.0 million for the first quarter of 2008 (fourth quarter 2007:  $13.1 million; first quarter 2007:  $18.8 million). Net revenues were $684.2 million for the first quarter of 2008 (fourth quarter 2007: $766.7 million; first quarter 2007: $674.9 million). See page 6 for a reconciliation of operating revenues to net revenues.

Employee compensation costs decreased 4.7% to $272.8 million for the first quarter of 2008 from $286.3 million for the fourth quarter of 2007, primarily due to a decrease in variable compensation. Employee compensation costs decreased 4.0% from $284.3 million for the first quarter of 2007, also driven by a decrease in variable compensation.

Third-party distribution, service and advisory costs decreased 13.3% to $247.1 million for the first quarter of 2008 from $284.9 million for the fourth quarter of 2007, moving in line with investment management and service and distribution fees.

Property, office and technology costs decreased 16.9% to $50.1 million for the first quarter of 2008 from $60.3 million for the fourth quarter of 2007, due in part to a reduction in rent costs for vacant office property totaling $4.9 million in the first quarter of 2008.

General and administrative costs decreased 34.2% to $68.4 million for the first quarter of 2008 from $104.0 million for the fourth quarter of 2007. Within fourth quarter 2007 general and administrative costs were charges totaling $22.6 million related to the relisting of the company and a litigation settlement.

The effective tax rate, after minority interests, declined to 32.2 % for the first quarter of 2008 (fourth quarter 2007: 34.2%; first quarter 2007: 34.5%) as a result of decreasing statutory tax rates in the U.K. and Canada.

Capital Management

In March 2008, the company completed the $500.0 million share repurchase program that was authorized by the board of directors in June 2007. During the first quarter of 2008, purchases related to this program totaled $154.5 million, representing 6.1 million shares.

On April 23, 2008, the company’s board of directors authorized a new share repurchase program up to $1.5 billion with no stated expiration date.

Consistent with common practice for most U.S. listed companies, dividends will be declared and paid on a quarterly basis.  On April 23, 2008, the company’s board of directors declared a first quarter cash dividend of $0.10 per share to holders of our common stock, which would, on an annualized basis, represent a 4.2% increase over the 2007 total dividend of $0.384 per share.  The dividend is payable on June 9, 2008 to shareholders of record at the close of business on May 21, 2008.

# # #

Invesco is a leading independent global investment management company, dedicated to helping people worldwide build their financial security.  By delivering the combined power of our distinctive worldwide investment management capabilities, including AIM, Atlantic Trust, Invesco, Perpetual, PowerShares, Trimark, and WL Ross, Invesco provides a comprehensive array of enduring investment solutions for retail, institutional and high net worth clients around the world.  Operating in 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ.  Additional information is available at www.invesco.com.

Members of the investment community and general public are invited to listen to the conference call today, Thursday, April 24, 2008, at 9:30 a.m. ET, by dialing one of the following numbers: 1-888-455-2053 for U.S. and Canadian callers or 1-517-268-4676 for international callers. An audio replay of the conference call will be available until Friday, May 2, 2008, at 5:00 p.m. ET by calling 1-866-403-7091 for U.S. and Canadian callers or 1-203-369-0563 for international callers. The presentation will be made available via a simultaneous Webcast at www.invesco.com . The presentation slides that will be reviewed during the conference call will also be available on Invesco’s Web site at www.invesco.com .

This release may include statements that constitute "forward-looking statements" under the United States securities laws. Forward-looking statements include information concerning possible or assumed future results of our operations, earnings, liquidity, cash flow and capital expenditures,

# # #

 industry or market conditions, assets under management, acquisition activities and the effect of completed acquisitions, debt levels and the ability to obtain additional financing or make payments on our debt, regulatory developments, demand for and pricing of our products and other aspects of our business or general economic conditions. In addition, when used in this release, words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "projects" and future or conditional verbs such as "will," "may," "could," "should," and "would" and any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements. In connection with any forward-looking statements, you should carefully consider the areas of risk described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, as filed with the United States Securities and Exchange Commission (“SEC”). You may obtain these reports from the SEC’s Web site at www.sec.gov .  We expressly disclaim any obligation to update any of the information in this or any other public disclosure if any forward-looking statement later turns out to be inaccurate, whether as a result of new information, future events or otherwise.

Invesco Ltd.

Condensed Consolidated Income Statements

(Unaudited, in millions, other than per share amounts , headcount and AUM )

	Q108	Q407	% Change	Q107	% Change
Operating Revenues
Investment management fees	$ 737.6	$816.4	(9. 7 ) %	$ 706.3	4.4%
Performance fees	11.0	13.1	(16.0) %	18.8	(41.5) %
Service and distribution fees	138.4	150.8	(8.2) %	143.4	(3.5) %
Other	23.4	42.8	(45.3) %	31.7	(26.2) %
Total O perating R evenues	910. 4	1,023.1	(11.0) %	90 0 .2	1. 1%

Operating Expenses
Employee compensation	272.8	286.3	(4.7) %	284.3	(4.0) %
Third-party distribution, service and advisory	247.1	284.9	(13.3) %	232.4	6.3%
Marketing	43.9	43.9	--	37.0	18.6%
Property, office and technology	50.1	60.3	(16.9) %	57. 4	(12.7) %
General and administrative	68. 4	104.0	(34. 2 ) %	5 7.0	20.0%
Total Operating Expenses	682.3	779.4	(12.5) %	668.1	2.1%

Operating Income	228.1	243.7	(6.4) %	23 2 .1	(1.7) %

Other income/(expense)
Equity in earnings of unconsolidated affiliates	17.9	21.0	(14.8) %	5.8	208.6%
Interest income	11.5	11.8	(2.5) %	10.3	11.7%
Realized and unrealized gains /(losses) of consolidated investment products , net	(44.3)	55.8	N/A	30.0	N/A
Interest expense	(21. 5 )	(17.7)	21.5%	( 18. 6)	15.6%
Other gains and losses, net	(6.5)	6.3	N/A	7.5	N/A
Income before income taxes and minority interest	185.2	320.9	(42.3) %	267.1	(30.7) %
Income tax provision	(73.8)	(91.3)	(19.2) %	(81.9)	(9.9) %
Income before minority interest	111.4	229.6	(51.5) %	185.2	(39.8) %
Minority interest ( income )/losses of consolidated entities, net of tax	43.8	(53.7)	N/A	(30.0)	N/A
Net Income	$ 155.2	$175.9	(11.8) %	$155.2	--

Earnings per share:
---basic	$0.40	$0.45	(11.1) %	$0.39	2.6%
---diluted	$0.39	$0.43	(9.3) %	$0.38	2.6%

Average shares outstanding:
---basic	387.8	393.6	(1.5) %	398.9	(2.8) %
---diluted	399.4	407.6	(2.0) %	410.1	(2.6) %

Ending Headcount	5,437	5,475	(0.7) %	5,432	0.1%
Ending AUM (in billions)	$ 470.3	$500.1	(6.0) %	$ 471.2	(0.2) %

Invesco Ltd.

Schedule of Non-GAAP Information

(Unaudited, in millions)

The following is a reconciliation of operating revenues, operating income and operating margin on a U.S. GAAP basis to net revenues, net operating income and net operating margin.

	For the three months ended
	March 31, 2008	December 31, 2007	March 31, 2007
Operating revenues, GAAP basis	$910. 4	$1,023.1	$900.2
Third-party distribution, service and advisory expenses	(247.1)	(284.9)	(232.4)
Proportional share of revenues, net of third-party distribution expenses, from joint venture investments	20.9	28.5	7.1
Net revenues (1)	$684. 2	$766.7	$674.9

Operating income, GAAP basis	$228.1	$243.7	$232.1
Proportional share of operating income from joint venture investments	17.2	19.8	5.4
Net operating income (1)	$245.3	$263.5	$237.5

Operating margin*	25.1%	23.8%	25.8%
Net operating margin** (1)	35.9%	34.4%	35.2%

*      Operating margin is equal to operating income divided by operating revenues.

**      Net operating margin is equal to net operating income divided by net revenues.

(1)      Net revenues, net operating income and net operating margin are non-GAAP financial measures. Management believes that these measures are additional meaningful measures to evaluate our operating performance. The most comparable U.S. GAAP measures are operating revenues, operating income and operating margin. Management believes that the deduction of third-party distribution, service and advisory expenses from operating revenues in the computation of net revenues and the related computation of net operating margin provides useful information to investors because the distribution, service and advisory fee amounts represent costs that are passed through to external parties, which essentially are a share of the related revenues.  Management also believes that the addition of our proportional share of revenues, net of distribution expenses, from joint venture investments in the computation of net revenues and the addition of our proportional share of operating income in the related computations of net operating income and net operating margin also provide useful information to investors, as management considers it appropriate to evaluate the contribution of its growing joint venture investment to the operations of the business. Net revenues, net operating income and net operating margin should not be considered as substitutes for any measures derived in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

Invesco Ltd.

Quarterly Assets Under Management

(in billions)	Q108	Q407	% Change	Q107
Beginning Assets	$500.1	$507.2	(1.4)%	$462.6
Inflows	20.8	30.9	(32.7)%	30.4
Outflows	(29. 2 )	(35.9)	(18. 7 )%	(29.7)
Long-term net flows	(8. 4 )	(5.0)	68.0%	0.7
Net flows in money market funds and other	9.6	3.5	174.3%	(0.8)
Market gains and losses /reinvestment	(33. 5 )	(5.0)	570.0%	8.0
Foreign currency	2. 5	(0.6)	N/A	0.7
Ending Assets	$470.3	500.1	(6.0)%	$471.2

Average long-term AUM	$ 400.5	$440.7	(9.1) %	$405.7
Average institutional money market AUM	76.1	69.2	10.0%	61.2
Average AUM	476.6	$509.9	(6.5)%	$466.9
Net revenue yield on AUM (annualized) (a)	57.4bps	60.1bps		57.8 bps
Net revenue yield on AUM before performance fees (annualized) (a)	56.5bps	59. 1 bps		56.2 bps

By channel: ( in billions)	Total	Retail	Institutional	Private Wealth Management
December 31, 2007	$500.1	259.5	$223.1	$17.5
Inflows	20.8	14.5	5.1	1.2
Outflows	(29.2)	(19.3)	(8.7)	(1.2)
Long-term net flows	(8.4)	(4.8)	(3.6)	--
Net flows in money market funds and other	9.6	0.4	9.2	--
Market gains and losses /reinvestment	(33.5)	(26.6)	(6.2)	(0.7)
Foreign currency	2.5	0.2	2.3	--
March 31, 2008	470.3	$228.7	$224.8	$16.8

By asset class: (in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Stable Value	Alter-natives ( [c] )
December 31,2007 (b)	$500.1	$2 49.3	$ 39.3	$40. 3	$ 77.0	$32. 4	$ 61.8
Inflows	20.8	11.8	2.5	1.7	1.0	1.4	2.4
Outflows	(29.2)	(17.6)	(2.2)	(2.9)	(0.8)	(3.6)	(2.1)
Long-term net flows	(8.4)	(5.8)	0.3	(1.2)	0.2	(2.2)	0.3
Net flows in money market funds and other	9.6	0.2	--	(0.1)	9.5	--	--
Market gains and losses /reinvestment	(33.5)	(29.8)	--	(2.1)	0.5	--	(2.1)
Foreign currency	2.5	1.3	0.6	0.3	0.1	--	0.2
March 31, 2008	$470.3	$2 15.2	$ 40.2	$ 37.2	$ 87.3	$ 30.2	$ 60.2

(

By client domicile: (in billions)	Total	U.S.	Canada	U.K.	Europe	Asia
December 31,2007 (b)	$500.1	$28 9.8	$ 46.6	$90.0	$36.8	$36.9
Inflows	20.8	10.0	1.0	4.6	3.2	2.0
Outflows	(29.2)	(14.0)	(2.9)	(2.7)	(5.9)	(3.7)
Long-term net flows	(8.4)	(4.0)	(1.9)	1.9	2.7	(1.7)
Net flows in money market funds and other	9.6	8.2	--	0.5	0.8	0.1
Market gains and losses /reinvestment	(33.5)	(12.3)	(1.4)	(11.5)	(3.0)	(5.3)
Foreign currency	2.5	--	(1.2)	0.9	1.1	1.7
March 31, 2008	$470.3	$281.7	$ 42.1	$81.8	$33.0	$ 31.7

a)      Net revenue yield on AUM is equal to net revenues divided by average AUM. See the Schedule of Non-GAAP Information on page 6 of this release for a

          www.invesco.comreconciliation of operating revenues to net revenues.

(b)      The beginning balances were adjusted to reflect certain asset reclassifications.

(c)      The a lternatives asset class includes real estate, private equity and absolute return strategies.

Invesco Ltd.

Schedule of Product Performance

Retail Results	% of AUM in Top Half of Peer Group
	1yr			3yr			5yr
	Mar-08	Dec-07	Mar-07	Mar-08	Dec-07	Mar-07	Mar-08	Dec-07	Mar-07
U.S. Lipper	39%	45%	61%	60%	64%	66%	67%	67%	70%
U.S. (Morningstar)	44%	49%	60%	56%	65%	74%	60%	50%	74%
Canada	3%	4%	96%	15%	15%	53%	16%	14%	82%
U.K.	76%	75%	95%	83%	80%	97%	94%	92%	97%
Cont. Europe & Asia	70%	72%	38%	68%	57%	80%	67%	85%	78%
Institutional Results	% of AUM Ahead of Benchmark
Equity	1yr			3yr			5yr
	18%	12%	55%	55%	56%	59%	57%	56%	54%
Fixed Income	42%	65%	76%	82%	89%	98%	81%	91%	99%
Money Market(versus peer group)	98%	98%	97%	98%	98%	97%	98%	98%	97%
Alternatives	53%	42%	74%	89%	97%	100%	94%	93%	100%

Note: As of March 31, 2008. Certain funds and products were excluded from the analysis because of limited benchmark or peer group data. Had these been available, results may be different. These results are preliminary and subject to revision. Performance assumes the reinvestment of dividends. Past performance is not indicative of future results and may not reflect an investor’s experience.